Exhibit 23.2

Consent of Independent Registered
Public Accounting Firm

We consent to the incorporation by reference in this registration statement on Form S-3 of our report, dated October 31, 2006, on our audits of the financial statements of Iceland Health, Inc. as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, included in Nutrition 21, Inc.’s Current Report on Form 8-K/A filed November 8, 2006. We also consent to the reference to our firm under the caption “Experts.”

/s/ J. H. Cohn LLP

Roseland, New Jersey
June 26, 2007